Exhibit 99.1

NUTRISYSTEM ANNOUNCES DISTRIBUTION AT WALMART

14-Day Nutrisystem Starter Program Debuts in Over 3,200 Walmart Locations

Horsham, PA (October 5, 2009) - Nutrisystem, Inc. (NASDAQ: NTRI), a leading provider of weight management programs and services, has aligned with Walmart to offer customers the convenience of a Nutrisystem 14-Day Starter Program for the first time in the retail channel.

Hitting shelves at the brink of the holiday rush and leading into the height of the 2010 New Year's resolution season, the Nutrisystem 14-Day Starter Program will start rolling out nationwide at over 3,200 Walmart locations the first week of October, and will be available on Walmart.com.

"Our alliance with Walmart is an extension of our goal to consistently offer consumers a convenient, affordable and effective weight loss option," said Will Auchincloss, Senior Vice President of Business Development at Nutrisystem. "Walmart provides us with a new and valuable distribution channel to broaden our customer base and build awareness of our product at the retail level."

Walmart customers will find the Nutrisystem weight loss Starter Program in the pharmacy area of their local store and online at Walmart.com. The Program may be purchased through a convenient gift card system that starts with buying a card, then activating it online at nutrisystem.com/redeem or by calling 800 873-1925, to begin home delivery and start losing weight. The Nutrisystem Starter Program consists of 14 days of the Nutrisystem favorites menu, free shipping, access to 24/7 weight loss counseling, and free membership in Nutrisystem's robust online community, for $148.00.

About Nutrisystem, Inc.
Nutrisystem, Inc. (NASDQ: NTRI) is a leading provider of weight management products and services.  Nutrisystem is sold direct to the consumer through nutrisystem.com for convenient home delivery. The company offers proven nutritionally balanced weight-loss programs designed for women, men, and seniors, as well as the new clinically tested Nutrisystem D plan, formulated specifically to help people with type 2 diabetes who want to lose weight. The Nutrisystem program is based on 35 years of nutrition research and offers a variety of great tasting, satisfying high-fiber, heart healthy, good carbohydrate meals that are low on the Glycemic Index and contain zero trans fats. Nutrisystem is hundreds of dollars cheaper than other weight loss programs, based on an independent survey by National Business Research Institute (October 2008). The program has no membership fees and provides 24/7 weight management support by trained weight loss coaches and online weight management tools free of charge. In 2009 Nutrisystem was selected as the #1 overall online retailer in the Health and Beauty category and #46 out of the top 500 online retailers overall by Internet Retailer Magazine. For more information or to become a customer visit http://www.nutrisystem.com or call 1-877-681-THIN (8446)

Media Contact:

Susan McGowan, Nutrisystem

215-706-5392

Mobile: 973-222-50190

smcgowan@nutrisystem.com

Investor Relations:

Cindy Warner, Nutrisystem

215-346-8136

cwarner@nutrisystem.com###